EXHIBIT A16


                     THE NEW AMERICA HIGH INCOME FUND, INC.


                              ARTICLES OF AMENDMENT


                  The New America High Income Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles Supplementary to the Corporation's Articles of Amendment and Restatement relating to the Corporation's Series C Auction Term Preferred Stock (the "ATP"), as heretofore amended, (the "Articles Supplementary") are hereby amended in the manner set forth below.

         FIRST: Part I of the Articles Supplementary is hereby further amended by adding new Section 18(mm)(vi) to the definition of "Fitch Eligible Assets" as follows:

                  " (vi) Financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the Investment Company of Act of 1940, as amended, may be included in Fitch Eligible Assets, but, with respect to any financial contract, only upon receipt by the Company of a writing from Fitch specifying any conditions on including such financial contract in Fitch Eligible Assets and assuring the Company that including such financial contract in the manner so specified would not affect the credit rating assigned by Fitch to the ATP."

         SECOND: Part I of the Articles Supplementary is hereby further amended by adding new Section 18(vv)(vii) to the definition of "Moody's Eligible Assets" as follows:

                  " (vii) Financial contracts, as such term is defined in
                  Section 3(c)(2)(B)(ii) of the Investment Company of Act of 1940, as amended, may be included in Moody's Eligible Assets, but, with respect to any financial contract, only upon receipt by the Company of a writing from Moody's specifying any conditions on including such financial contract in Moody's Eligible Assets and assuring the Company that including such financial contract in the manner so specified would not affect the credit rating assigned by Moody's to the ATP."

         THIRD: A majority of the Board of Directors of the Corporation has approved the foregoing amendments to the charter.

         FOURTH: No stock entitled to vote on the foregoing amendments to the charter was outstanding or subscribed for at the time of the approval of such amendments by the Board of Directors of the Corporation.




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         FIFTH: These Articles shall be effective on the date the State
Department of Assessments and Taxation of Maryland accepts the Articles for record.


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         IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 20th day of October, 1997.

         The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.



[Affix corporate seal]                          THE NEW AMERICA HIGH INCOME
                                                FUND, INC.


Attest:


/s/ Jackson B.R. Galloway                       By:  /s/ Ellen E. Terry
------------------------------------------      ------------------------------
Jackson B.R. Galloway, Assistant Secretary      Ellen E. Terry, Vice President


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